Boise Cascade	Exhibit 99.1
1111 West Jefferson Street Ste 300 PO Box 50 Boise, ID 83728

News Release

Investor Relations Contact Office 208 384 6073

For Immediate Release: May 3, 2012
Boise Cascade Reports First Quarter 2012 Financial Results
BOISE, Idaho - Boise Cascade Holdings, L.L.C. announced sales of $587 million in first quarter 2012, a 21% increase over the same quarter a year ago. The Company reported first quarter earnings before interest, taxes, depreciation, and amortization (EBITDA) of $14.6 million and net income of $1.7 million. Boise Cascade reported negative EBITDA of $5.6 million in first quarter 2011 and positive EBITDA of $0.5 million in fourth quarter 2011.
The Company used $18.0 million of cash during the first quarter principally to support seasonal working capital growth and capital investments. At March 31, 2012, Boise Cascade had total available liquidity of $371.9 million, with $164.4 million in cash and committed bank line availability of $207.5 million.
First quarter 2012 revenues and earnings were higher on improved demand relative to the year ago quarter. While the Company's revenues and earnings continue to be negatively impacted by depressed demand for the products it distributes and manufactures, the mild winter in the U.S., improved residential construction activity, and its market share gains in engineered wood products (EWP) and plywood contributed to a better start of the year. U.S. housing starts increased approximately 19% in the first quarter of 2012 from the levels experienced in 2011. Single-family starts, which are a primary driver of the Company's sales, experienced an increase of 17% from the year-ago quarter. With the more favorable start to the year, the Blue Chip consensus forecast for U.S. housing starts for 2012 has been revised upward to 740,000 as of April 10, 2012. The final U.S. housing starts level reported for 2011 was 609,000.
“The demand level in the first quarter was stronger following the tough industry conditions and weather in 2011. We are hopeful the increase in sales activity and our earnings will carry through to the rest of the year. Our liquidity puts us in a good position to respond to any improvement in the markets and take advantage of business opportunities,” commented Tom Carlile, CEO.
Building Materials Distribution (BMD) segment sales were $451.4 million in the first quarter 2012, up 19% from the same quarter a year ago. Volumes for the segment were up approximately 16%, with prices up about 3%. BMD reported $1.4 million of EBITDA in first quarter 2012, compared to negative $2.5 million and positive $1.3 million in the first and fourth quarters of 2011, respectively.
Wood Products segment sales in the first quarter 2012 were $211.1 million, up 36% from the same quarter a year ago. The increase in sales was due primarily to increased plywood volumes and prices and increased EWP shipments, offset in part by lower EWP sales price realizations. The segment reported $16.7 million of EBITDA in first quarter 2012 compared to negative $0.5 million and positive $2.2 million in the first and fourth quarters of 2011, respectively.
Outlook
Absent further declines in unemployment and a reduction in the housing supply overhang, we expect to continue to experience below normal demand for the products we distribute and manufacture. Industry commodity wood product prices could be volatile in response to operating rates and inventory levels in various distribution channels. We expect to manage our production levels to our sales demand, which will likely cause us to operate some of our facilities below their capacity.
About Boise Cascade
Boise Cascade is a leading U.S. wholesale distributor of building products and one of the largest producers of engineered wood products and plywood in North America. The Company is privately held and headquartered in Boise, Idaho. For more information, please visit our website at www.bc.com.
Webcast and Conference Call
Boise Cascade will host a webcast and conference call on Thursday, May 3, at 11 a.m. Eastern, at which time we will review the company's recent performance. You can join the webcast through the Boise Cascade website. Go to www.bc.com and click on the link to the webcast under the News & Events heading. Please go to the website at least 15 minutes before the start of the webcast to register. To join the conference call, dial 866-804-6927 (international callers should dial 857-350-1673), participant passcode 24192770, at least 10 minutes before the start of the call.
The archived webcast will be available in the News & Events section of Boise Cascade's website. A replay of the conference call will be available from Thursday, May 3, at 2 p.m. Eastern through Thursday, May 10, at 11 p.m. Eastern. Playback numbers are 888-286-8010 for U.S. calls and 617-801-6888 for international calls, and the passcode will be 21277980.
Basis of Presentation
We present our consolidated financial statements in accordance with U.S. generally accepted accounting principles (GAAP). Our earnings release also supplements the GAAP presentations by reflecting EBITDA, a non-GAAP financial measure. EBITDA represents income (loss) before interest (interest expense and interest income), income taxes, and depreciation and amortization. EBITDA is the primary measure used by our chief operating decision maker to evaluate segment operating performance and to decide how to allocate resources to segments. We believe EBITDA is useful to investors because it provides a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that are used by our internal decision makers and because it is frequently used by investors and other interested parties when comparing companies in our industry that have different financing and capital structures and/or tax rates. We believe EBITDA is a meaningful measure because it presents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. EBITDA, however, is not a measure of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income (loss), income (loss) from operations, or any other performance measure derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of EBITDA instead of net income (loss) or segment income (loss) has limitations as an analytical tool, including the inability to determine profitability; the exclusion of interest expense, interest income, and associated significant cash requirements; and the exclusion of depreciation and amortization, which represent unavoidable operating costs. Management compensates for the limitations of EBITDA by relying on our GAAP results. Our measure of EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.
Forward-Looking Statements
This news release contains statements that are “forward looking” within the Private Securities Litigation Reform Act of 1995. These statements speak only as of the date of this press release. While they are based on the current expectations and beliefs of management, they are subject to a number of uncertainties and assumptions that could cause actual results to differ from the expectations expressed in this release.

Boise Cascade Holdings, L.L.C.
Consolidated Statements of Income (Loss)
(unaudited, in thousands)

	Three Months Ended
	March 31		December 31, 2011
	2012	2011
Sales
Trade	$582,040	$478,807	$542,288
Related parties	4,946	4,440	5,154
	586,986	483,247	547,442
Costs and expenses
Materials, labor, and other operating expenses	498,806	422,832	476,772
Materials, labor, and other operating expenses from related party	11,318	8,443	8,918
Depreciation and amortization	8,119	8,907	9,522
Selling and distribution expenses	53,814	46,970	51,666
General and administrative expenses	9,048	8,278	8,786
Other (income) expense, net (a)	(368)	2,589	854
	580,737	498,019	556,518

Income (loss) from operations	6,249	(14,772)	(9,076)

Foreign exchange gain	186	310	99
Interest expense	(4,813)	(4,589)	(4,813)
Interest income	107	146	93
	(4,520)	(4,133)	(4,621)

Income (loss) before income taxes	1,729	(18,905)	(13,697)
Income tax provision	(61)	(96)	(94)
Net income (loss)	$1,668	$(19,001)	$(13,791)

See accompanying summary notes to consolidated financial statements and segment information.

Segment Information
(unaudited, in thousands)

	Three Months Ended
	March 31		December 31, 2011
	2012	2011
Segment sales
Building Materials Distribution	$451,416	$377,796	$429,424
Wood Products	211,143	154,941	180,250
Intersegment eliminations and other	(75,573)	(49,490)	(62,232)
	$586,986	$483,247	$547,442

Segment income (loss)
Building Materials Distribution (a)	$(819)	$(4,559)	$(830)
Wood Products (a)	10,811	(7,265)	(5,073)
Corporate and Other	(3,557)	(2,638)	(3,074)
	6,435	(14,462)	(8,977)

Interest expense	(4,813)	(4,589)	(4,813)
Interest income	107	146	93
Income (loss) before income taxes	$1,729	$(18,905)	$(13,697)

EBITDA (b)
Building Materials Distribution (a)	$1,363	$(2,511)	$1,344
Wood Products (a)	16,716	(468)	2,216
Corporate and Other	(3,525)	(2,576)	(3,015)
	$14,554	$(5,555)	$545

See accompanying summary notes to consolidated financial statements and segment information.

Boise Cascade Holdings, L.L.C.
Consolidated Balance Sheets
(unaudited, in thousands)

	March 31, 2012	December 31, 2011

ASSETS

Current
Cash and cash equivalents	$164,445	$182,459
Receivables
Trade, less allowances of $2,423 and $2,142	163,294	118,901
Related parties	358	1,236
Other	3,182	3,796
Inventories	318,595	283,978
Prepaid expenses and other	6,923	4,864
	656,797	595,234
Property
Property and equipment, net	265,375	266,456
Timber deposits	9,385	8,327
	274,760	274,783

Deferred financing costs	4,513	4,962
Goodwill	12,170	12,170
Intangible assets, net	8,900	8,900
Other assets	6,984	6,786
Total assets	$964,124	$902,835

Boise Cascade Holdings, L.L.C.
Consolidated Balance Sheets (continued)
(unaudited, in thousands)

	March 31, 2012	December 31, 2011

LIABILITIES AND CAPITAL

Current
Accounts payable
Trade	$170,210	$116,758
Related parties	2,042	1,142
Accrued liabilities
Compensation and benefits	38,547	32,267
Interest payable	7,237	3,326
Other	21,678	24,486
	239,714	177,979
Debt
Long-term debt	219,560	219,560

Other
Compensation and benefits	195,815	200,248
Other long-term liabilities	13,928	13,676
	209,743	213,924
Redeemable equity units
Series B equity units – 2,491 units and 2,522 units outstanding	2,491	2,522
Series C equity units – 13,642 units and 13,715 units outstanding	6,185	6,227
	8,676	8,749
Commitments and contingent liabilities

Capital
Series A equity units – no par value; 66,000 units authorized and outstanding	106,083	104,008
Series B equity units – no par value; 550,000 units authorized; 532,833 units and 532,802 units outstanding, respectively	299,127	299,461
Series C equity units – no par value; 44,000 units authorized; 12,763 units and 12,690 units outstanding, respectively	—	—
Accumulated other comprehensive loss	(118,779)	(120,846)
Total capital	286,431	282,623
Total liabilities and capital	$964,124	$902,835

Boise Cascade Holdings, L.L.C.
Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Three Months Ended
	March 31
	2012	2011
Cash provided by (used for) operations
Net income (loss)	$1,668	$(19,001)
Items in net income (loss) not using (providing) cash
Depreciation and amortization of deferred financing costs and other	8,720	9,328
Pension expense	3,235	3,804
Other	(428)	754
Decrease (increase) in working capital, net of acquisitions
Receivables	(42,486)	(37,418)
Inventories	(34,617)	(40,093)
Prepaid expenses and other	(196)	(793)
Accounts payable and accrued liabilities	58,784	13,965
Pension contributions	(3,941)	(882)
Other	(700)	(1,792)
Net cash used for operations	(9,961)	(72,128)

Cash provided by (used for) investment
Expenditures for property and equipment	(4,727)	(9,608)
Acquisitions of businesses and facilities	(2,355)	—
Other	(971)	(115)
Net cash used for investment	(8,053)	(9,723)

Cash provided by (used for) financing	—	—

Net decrease in cash and cash equivalents	(18,014)	(81,851)

Balance at beginning of the period	182,459	264,606

Balance at end of the period	$164,445	$182,755

Summary Notes to Consolidated Financial Statements and Segment Information
The Consolidated Statements of Income (Loss), Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information do not include all Notes to Consolidated Financial Statements and should be read in conjunction with the company’s 2011 Form 10-K and the company’s Quarterly Report on Form 10-Q for the period ended March 31, 2012. Net income (loss) for all periods presented involved estimates and accruals.

(a)
In first quarter 2011, we committed to curtail a manufacturing plant in our Wood Products segment and we recorded the related expense of $1.4 million in "Other (income) expense, net" and $0.1 million of accelerated depreciation in "Depreciation and Amortization" in our Consolidated Statement of Income (Loss). The manufacturing plant was permanently closed on June 30, 2011. Also, during the three months ended March 31, 2011, we recorded $1.2 million of noncash asset write-downs in "Other (income) expense, net," of which $0.8 million was recorded in our Building Materials Distribution segment and $0.4 million was recorded in our Wood Products segment.

(b)
EBITDA represents income (loss) before interest (interest expense and interest income), income taxes, and depreciation and amortization. The following table reconciles net income (loss) to EBITDA for the three months ended March 31, 2012 and 2011, and December 31, 2011:

	Three Months Ended
	March 31		December 31, 2011
	2012	2011

	(unaudited, in thousands)

Net income (loss)	$1,668	$(19,001)	$(13,791)
Interest expense	4,813	4,589	4,813
Interest income	(107)	(146)	(93)
Income tax provision	61	96	94
Depreciation and amortization	8,119	8,907	9,522
EBITDA	$14,554	$(5,555)	$545